Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of July 12, 2015 (this “Agreement”), is entered into by and between BorgWarner Inc., a Delaware corporation (“Parent”), and H Partners Management, LLC (“H Partners”), H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd. and Rehan Jaffer (each, a “Stockholder”, and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, Band Merger Sub, Inc, a Delaware corporation and a wholly-owned Subsidiary of Parent, and Remy International, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that each Stockholder enter into this Agreement to, among other things, vote the shares of common stock, $0.0001 par value per share, of the Company Beneficially Owned by such Stockholder (the “Shares”) in favor of the Merger Agreement and the Merger; and

WHEREAS, as of the date hereof, the Stockholders collectively have the power to vote and dispose of 2,801,264 Shares (the “Existing Shares”).

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Support. Each Stockholder hereby covenants that during the term of this Agreement such Stockholder will not directly or indirectly limit its right to control the vote of the Shares Beneficially Owned by such Stockholder or knowingly take any other action which is, individually or in the aggregate, reasonably likely to have an adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement, including by transferring such Shares to a Person that is not an Affiliate of such Stockholder or of any other Stockholder. Notwithstanding anything in this Agreement to the contrary, (a) in connection with any transfer of Shares not involving or relating to any Acquisition Proposal, any Stockholder may transfer any or all of the Shares or any interests in any or all of the Shares Beneficially Owned by such Stockholder to any wholly-owned Subsidiary or Affiliate of any of the Stockholders; provided, that, contemporaneously with any such transfer, such Affiliate executes and delivers to Parent a joinder to this Agreement (including with respect to the accuracy as of such date of the representations and warranties of a Stockholder set forth herein with respect to such Affiliate) pursuant to which such Stockholder shall be bound by the terms and provisions of this Agreement applicable to a Stockholder, and (b) any Stockholder may transfer such Stockholder’s Shares to any Person at any time from and after the earlier of (y) the closing of the polls on a proposal to adopt the Merger Agreement and (z) December 12, 2015.

1.2 No Solicitation. During the term of this Agreement, no Stockholder shall take any action that would then be prohibited by Section 5.3 of the Merger Agreement if the Stockholder were a Representative of the Company; provided, that any Stockholder may enter into any binding definitive agreement with respect to a Superior Proposal concurrently with the Company terminating the Merger Agreement in accordance with its terms and entering into such an agreement with respect to such Superior Proposal. To the extent that Section 5.3 of the Merger Agreement (or any definition used therein) is amended, modified or supplemented following the date of this Agreement in a manner adverse to the Stockholder, the Stockholder shall be bound pursuant to this Section 1.2 with respect to such Section 5.3 as it exists as of the date of this Agreement (and not as amended, modified or supplemented).

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or Beneficial Ownership of any or all of the Shares passes, whether by operation of Law or otherwise. This Agreement and the obligations hereunder will also attach to any additional Shares of the Company issued to or acquired by any Stockholder after the date hereof.

1.4 Grant of Proxy; Voting Agreement.

(a) Each Stockholder hereby irrevocably, until the termination of this Agreement in accordance with Section 5.1, appoints Parent as proxy for such Stockholder to vote the Shares entitled to vote, for such Stockholder and in such Stockholder’s name, at any annual or special meeting, or at any adjournment thereof, for the adoption of the Merger Agreement and approval of the Merger if, and only if, such Stockholder fails to vote (including through delivery of a proxy to vote) for the adoption of the Merger Agreement and approval of the Merger not less than two Business Days prior to such meeting. The parties acknowledge and agree that neither Parent, nor Parent’s Affiliates or Representatives, shall owe any duty (including fiduciary duty), whether in law or otherwise, or incur any liability of any kind whatsoever to any Stockholder in connection with or as a result of any voting by Parent of the Shares pursuant to the terms of this Agreement. The parties acknowledge that this proxy is coupled with an interest in the Shares and, until the termination of this Agreement, shall not be terminated by any act of any Stockholder or by operation of law.

(b) Each Stockholder hereby irrevocably and unconditionally covenants that, during the term of this Agreement, at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof upon which a vote or other approval is sought, such Stockholder shall (i) with respect to any vote relating to the Merger Agreement, the Merger or any other matter to be approved by the stockholders of the Company to facilitate any of them, appear at such meeting or otherwise cause the Shares Beneficially Owned by it to be counted as present thereat for the purpose of establishing a quorum and vote (or cause to be voted) such Shares, in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Shares Beneficially Owned by such Stockholder against any Acquisition Proposal or any other proposal, action or transaction involving the Company or any of its Subsidiaries, which proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement.

(c) Until the termination of this Agreement in accordance with its terms, the obligations of the Stockholders specified in this Section 1.4 shall apply whether or not the Company Board (or any committee thereof) has effected an Adverse Recommendation Change.

1.5 Disclosure. Each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ Global Select Market, any other national securities exchange or other applicable Law, its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Stockholders to make such disclosure or filings as may be required by the SEC or NASDAQ Global Select Market or any other national Shares exchange or the OTC Bulletin Board.

2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent, as of the date hereof, that, with respect to such Stockholder (and, with respect to Section 2.1, such Stockholder and the other Stockholders):

2.1 Ownership. The Stockholders, in the aggregate, are Beneficial Owners of all of the Existing Shares, and the Existing Shares constitute the Stockholders’ entire interest in the outstanding capital stock of the Company. Each Existing Share is Beneficially Owned by one or more of the Stockholders free and clear of any Liens of any nature whatsoever, except for restrictions on transfer under Securities Laws and except for those created by this Agreement. The Stockholders collectively have sole voting power (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Existing Shares. “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 adopted by the SEC under the Exchange Act, as amended. References to securities “Beneficially Owned” or a “Beneficial Owner” shall have correlative meanings. None of the Stockholders is a Beneficial Owner of any securities exchangeable, exercisable or convertible into capital stock of the Company.

2.2 Organization. With respect to each Stockholder that is not a natural person, such Stockholder is duly existing under the laws of its jurisdiction of organization and, with respect to Rehan Jaffer, Rehan Jaffer is an individual residing in New York, New York.

2.3 Authorization. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder has been duly and validly authorized by all necessary action of the Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and the other Stockholders, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by such Stockholder do not and will not, with or without notice or lapse of time, or both, (i) if such Stockholder is an entity, conflict with or violate the certificate of incorporation (or similar entity document) or bylaws (or similar entity document) of the Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which such Stockholder is a party or otherwise, other than, in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, termination, amendment, acceleration, or cancellation that is not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by such Stockholder do not and, at the time of the Closing will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will, individually or in the aggregate, be reasonably likely to have a material adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement.

2.5 No Other Representations. Such Stockholder acknowledges that neither the Parent nor any Person on behalf of the Parent has made, and that such persons do not make, any representation or warranty to the Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

2.6 Company Support Agreement. Such Stockholder agrees not to amend, terminate or otherwise modify the Support Agreement between the Stockholders and the Company dated February 3, 2015 (the “Company Support Agreement”) without Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

2.7 Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder herein.

2.8 Such Stockholder Has Adequate Information. Such Stockholder is a sophisticated seller with respect to the Shares Beneficially Owned by such Stockholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares Beneficially Owned by such Stockholder and has independently and without reliance upon the Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the DGCL and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement or (b) violate, result in a default under, or conflict with any contract, agreement or understanding or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to delay, prevent or have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Parent’s ability to satisfy its obligations under this Agreement.

3.3 No Other Representations. Parent acknowledges that no Stockholder, nor any Person on behalf of any Stockholder, has made, and such persons do not make, any representation or warranty to the Parent, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

4. Appraisal Rights. Each Stockholder agrees not to exercise any rights of appraisal that such Stockholder may have or acquire in connection with the Merger.

5. Miscellaneous.

5.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earlier of (i) the Closing, (ii) any termination of the Merger Agreement in accordance with its terms, and (iii) the delivery of written notice of termination by H Partners to Parent following any Fundamental Amendment (the earliest date, the “Termination Date”). For purposes of this Agreement, “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of an amendment to, or waiver or other modification by the Company, Parent or Merger Sub of (i) any provision of, the Merger Agreement that reduces the amount of the Merger Consideration or changes the form of the Merger Consideration or (ii) Section 2.2(c)(ii) or 7.1(b)(iii) of the Merger Agreement (or any defined term to the extent used therein), in the case of this clause (ii), to the extent that such amendment, waiver or other modification could reasonably be expected to adversely affect any of the Stockholders, in their capacity as such, in any material manner. No termination shall relieve any party for any breach or inaccuracy in such party’s representations or warranties set forth herein or for such party’s breach or failure to perform its covenants and obligations herein.

5.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as Beneficial Owner of Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by any Stockholder or any Representative of any Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

5.3 Amendment and Waiver. This Agreement may be amended by, and only by, an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of (i) any Stockholder, in the case of Parent, or (ii) Parent, in the case of any Stockholder, contained herein or in any document delivered pursuant hereto, (c) waive compliance by (i) any Stockholder, in the case of Parent, or (ii) Parent, in the case of any Stockholder, with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4 Costs and Expenses. Parent shall pay to H Partners all of the Stockholders’ reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of H Partners’ outside legal counsel) incurred by the Stockholders in connection with this Agreement; provided that such expenses shall not exceed $25,000. Such out-of-pocket expenses shall be payable as they are incurred upon request by H Partners. Parent shall bear its own costs and expenses (including all legal and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5 Binding Effect. Subject to Section 5.7, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors (including by operation of Law) and assigns.

5.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Remy International, Inc.
600 Corporation Drive
Pendleton, Indiana 46064
Attention:	John J. Pittas, President and CEO
David G. Krall, Senior Vice President & General Counsel
Facsimile:	(765) 221-6175

with a copy to:

Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603
Attention:	Brian J. Fahrney Scott R. Williams
Facsimile:	(312) 853-7036

if to any Stockholder, to:

c/o H Partners Capital Management, LLC
888 Seventh Avenue, 29th Floor
New York, New York 10019
Attention:	Lloyd Blumberg
Facsimile:	(212) 265-4206

with a copy to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1345
Attention:	Eric S. Klinger-Wilensky
Facsimile:	(302) 498-62220

5.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws principles of the State of Delaware or any other jurisdiction.

5.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating hereto in any court other than the courts of the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, as described above, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.14 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The term “parties” means Parent and each Stockholder, and “party” means any of them. To the extent there is any inconsistency between this Agreement and the Company Support Agreement, this Agreement shall prevail. Each party agrees that it has been represented by counsel in connection with this Agreement and that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

5.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5.16 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORGWARNER INC.

By:	/s/ Ronald T. Hundzinski
Name:	Ronald T. Hundzinski
Title:	Vice President and Chief Financial Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS:

H Partners Management, LLC

By:	/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

H Partners, LP

By:	/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

H Partners Capital, LLC

By:	/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

[Signature Page to Voting Agreement]

P H Partners Ltd.

By:	/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

H Offshore Fund Ltd.

By:	/s/ Rehan Jaffer
Name:	Rehan Jaffer
Title:	Managing Member

/s/ Rehan Jaffer
Rehan Jaffer

[Signature Page to Voting Agreement]

Executed solely for the purpose of acknowledging to and agreeing with the Stockholders that, to the extent there is any inconsistency between this Agreement and the Company Support Agreement, this Agreement shall prevail as between the Company and the Stockholders

REMY INTERNATIONAL, INC.

By:	/s/ John H. Weber
Name:	John Weber
Title:	Chairman

[Signature Page to Voting Agreement]